EXHIBIT 10.45

                            PETRODRILL SEVEN LIMITED


                                     - AND -


                                FORMARITIMA LTD.


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                         AMETHYST 7 MANAGEMENT AGREEMENT

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THIS AGREEMENT is made as of the 5th  day of November 1998,
BETWEEN:
1. PETRODRILL SEVEN LIMITED, a company incorporated in the British Virgin Islands with its registered office located at Arias, Fabrega & Fabrega, P.O. Box 985, Omar Hodge Building, Wickham s Cay, Road Town, Tortola, British Virgin Islands.

      hereafter referred to as  Petrodrill ; and

2. FORMARITIMA LTD. a company incorporated in the British Virgin slands and having its principal office at c/o Arias, Fabrega & Fabrega Trust Co., Omar Hodge Building, Wickham s Cay, Road Town, Tortola, British Virgin Islands

      hereafter referred to as  Manager .

      Petrodrill and Manager are hereinafter also referred to individually as Party and collectively as Parties .


WHEREAS:

A. Petrodrill will be the legal owner of a dynamically positioned semi-submersible drilling vessel (hereinafter called the Vessel ) and intends to carry out worldwide offshore drilling and workover operations using the Vessel, subsequent to its delivery to appropriate Project Companies pursuant to a contract for construction and sale between Petrodrill and Daewoo Heavy Industries as amended from time to time ( the Construction Contract ).

B. The Manager possesses the know-how and skilled personnel to enable it to manage the operation and maintenance of the Vessel and to market the Vessel world-wide.

C. The Manager will support and render services relevant to the mobilization of the Vessel to Brazil and operations pursuant to a certain charter agreement between Petroleo Brasileiro S.A. (hereinafter referred to as
       PETROBRAS ) and Maritima Navegaco e Engenharia Ltda as novated and assigned to Petrodrill (the CHARTER AGREEMENT ) and thereafter worldwide.

D. Manager has been provided with a copy of the aforesaid Charter Agreement and Construction Contracts.

      Petrodrill is desirous of contracting with the Manager for the provision of the services in accordance with the terms and conditions set out herein.

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NOW IT IS HEREBY AGREED BETWEEN THE PARTIES AS FOLLOWS:

1.    DEFINITIONS

      Capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in Petrodrill s Shareholders Agreement among Drillpetro Inc., Techdrill Inc. and Westville Management Corporation.

2.    TERM OF AGREEMENT
      This Agreement shall take effect from the date hereof and shall continue unless terminated pursuant to the provisions of Clause 7.


3.    COMMENCEMENT AND PERFORMANCE

3.1 PRESENT CONDITION OF VESSEL: The parties acknowledge as at the date of signing of this Agreement that the Vessel is to be constructed. Petrodrill undertakes to provide the Manager with copies of all relevant documentation in respect of the Vessel in the English language, including detailed drilling equipment lists.

3.2 DELIVERY: This Agreement shall commence with respect to the Vessel prior to commencement of sea trials under the relevant Construction Contract. The Manager will furnish the relevant personnel and services to assist during the sea trials.

3.3 PERFORMANCE BY MANAGER: The Manager shall at all times maintain proper and adequate office and technical facilities and a competent and sufficient staff for the performance of its duties, and shall, on behalf of Petrodrill and at Petrodrill s risk and expense, manage and maintain the Vessel in accordance with good oil industry practice, efficiently and economically, to the best of its professional ability in regard to performance, safety and shipshape appearance, and will arrange, at all times, technical supervision to ensure that the Vessel is kept in a seaworthy condition and with valid certificates.

      Notwithstanding the foregoing, Petrodrill has, subject only to the provisions of Clause 6, ultimate and complete responsibility for the Vessel and shall indemnify the Manager in accordance with Clause 6.

4.    OPERATIONAL DUTIES AND RESPONSIBILITIES OF THE MANAGER

4.1 MANAGER S PERSONNEL AND SERVICES TO BE RENDERED BY OTHER CONTRACTORS OF PETRODRILL

      4.1.1 The Manager shall provide a sufficient number of relevantly qualified personnel in order to ensure that the operations of the Vessel is at all times undertaken safely and in accordance with good oil industry practice and in compliance with the lawful and proper instructions of any client contracting for use of the services of the Vessel and in accordance with the contract with such client and any regulations from relevant regulatory bodies, authorities or classification societies.

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      4.1.2 The Manager shall ensure at all times that it has an adequate pool of qualified personnel available to cover vacancies due to leave requirements, sickness, injury, replacement of personnel as contemplated by the provisions of Clause 4.1.3 or for any other reason whatsoever.

      4.1.3 Should Petrodrill be dissatisfied with the performance of any of the personnel provided by the Manager, Petrodrill shall notify the Manager thereof, stating the reasons for its dissatisfaction. Should the cause of Petrodrill s dissatisfaction remain unremedied for a period of twenty days from the giving of Petrodrill s said notice, Petrodrill shall have the right to request the replacement of the personnel concerned and in such event the Manager shall, as soon as practicable thereafter replace the personnel concerned.

      4.1.4 The Manager shall:

            (a) keep Petrodrill fully informed regarding incidents which give or could give rise to claims by or against third parties including damage to the Vessel or serious sickness of personnel; and

            (b) use all reasonable endeavours to protect Petrodrill s interests with respect to claims by or against third parties, including personnel employed aboard the Vessel.

4.2   MARKETING AND CONTRACT NEGOTIATIONS

          To the extent required by Petrodrill;

      4.2.1 The Manager shall, and as may be appropriate, conduct and ensure the best possible world wide marketing of the Vessel and shall keep Petrodrill regularly and fully informed as to all available suitable work.

      4.2.2       (a)   Manager s  responsibility to market the Vessel under
                        this Agreement shall include making commercial proposals to all potential clients with the view to being awarded contracts for the employment of the Vessel after release from employment under their respective Charter
                        Agreements, all obligations to Petrobras having been duly performed.

                  (b) The Manager shall, prior to making any commercial proposal to a potential client, notify Petrodrill of the terms and conditions of such commercial proposal. These shall include a budget setting out an estimate of the expenditure, whether of a capital or income nature, to be incurred in connection with the performance of any contract of employment of the Vessel that may result from such commercial proposal, the revenue (including mobilisation/demobilisation and day rates) expected to arise therefrom and also any projected profit. Petrodrill shall, within 5 working days (that is days, other than Saturdays, Sundays and public holidays in either Rio de Janeiro or Paris) ( Working Days ) from the date of the giving of the notice concerned by the Manager notify the Manager whether or not it

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                        agrees such proposal. If Petrodrill so notifies the
                        Manager that it agrees such proposal, it shall be forthwith made to the potential client but if it so notifies the Manager that it does not agree such proposal, it shall not be made to the potential client. If Petrodrill shall fail so to notify the Manager whether or not it agrees the proposal within the period aforesaid Petrodrill shall be deemed to have agreed the proposal and the Manager shall thereupon make the same to the potential client.

      4.2.3 When seeking employment for the Vessel, the Manager shall not give preferential treatment to other rigs under its management. If the Manager shall wish to submit a competing commercial proposal in respect of any other drilling unit owned or managed by the Manager, it shall be entitled to do so but shall notify Petrodrill of such intention immediately such intention is formed. In the event that the Manager shall intend to submit a competing commercial proposal in respect of such a unit, Petrodrill shall be entitled itself to submit its commercial proposal in respect of the Vessel to the potential client and to conduct all negotiations in connection therewith to the exclusion of the Manager, and without being under any obligation to disclose to the Manager the details of the commercial proposal or any variations thereof.

4.3   OPERATIONS EQUIPMENT MAINTENANCE

      4.3.1 The Manager shall arrange for the operation of the Vessel and all equipment used on or from the Vessel.

      4.3.2 The Manager shall carry out all the functions which, in accordance with good oil industry practice, would be performed by persons conducting the operations of the Vessel.

      4.3.3 The Manager is authorised to act, on behalf of Petrodrill, in respect of all matters that may pertain to the everyday operation of the drilling and workover services. Notwithstanding the foregoing, where in connection with such operation, the Manager will or is likely to incur expenditure not contemplated by or greater than the amount specified in respect thereof in any budget as is referred to in Clause
                  4.5.2 and where any such expenditure will or is likely to exceed US$50,000 or, in any calendar month, sums which, in the aggregate, are in excess of US$50,000. the Manager shall, prior to incurring such expenditure, obtain the consent of Petrodrill so to do. Nevertheless the Manager shall, in any case where, in its reasonable opinion, it is necessary to take immediate action to avert danger to life or health or loss or damage to the Vessel or other property of Petrodrill, be entitled and obligated to take such action without the prior consent of Petrodrill but, in every such case, the Manager shall promptly notify Petrodrill of the action so taken by it and of the amount of expenditure incurred by it in so doing.

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      4.3.4       Subject to Clauses 4.3.3 and 4.5.2 the Manager shall procure the supply of all equipment and materials required in connection with the operation and maintenance of the Vessel including an adequate supply of spare parts, stock for stores and catering, and generally so as to ensure that the Manager will at all times be able to fulfil its obligations hereunder.

                  The Manager will use its best endeavours to ensure, that materials and equipment procured by it are purchased on the most economical terms available, as to price and payment, and having regard to the quality and availability of the materials and equipment concerned.

      4.3.5 The Manager shall provide for technical supervision, repairs, classification, customary maintenance and, in all other respects, use its best endeavours so that, at all times and subject to the provisions of clauses 4.6.2 and 4.6.3, the Vessel is kept duly operational and seaworthy, and maintain their certificates and permissions for maritime and drilling and workover operations all in accordance with good oil industry practice. Minimum personnel will be maintained during periods of lay up in order to minimise cost to Petrodrill.

      4.3.6 Petrodrill s representatives shall be entitled to board the Vessel for the purpose of examining the Vessel and its operations subject, at all times, to the consent of the client where applicable.

      4.3.7 The Manager will provide, if required by any client or relevant authority, an internal control system (Quality Assurance and Quality Control), which is approved by relevant certifying authorities and regulating bodies.

      4.3.8 The Manager will not by act or omission of Manager cause Petrodrill to be in breach of any provision of the mortgage registered over the Vessel and has been provided with a copy of said mortgage and will provide such confirmation as may be reasonably required by the Vessel s lenders.


4.4   INSURANCE

      4.4.1 The Manager, on behalf of Petrodrill, shall ensure and provide that the Vessel and all consumable, materials and equipment thereof and the Manager's and Petrodrill's employees are at all times adequately insured with reputable underwriters on the best possible terms. Manager shall ensure that such insurance shall be fully in compliance with the requirements of the holder of the mortgage on the Vessel. Subject to the foregoing, the following minimum insurance coverage will be maintained by the Manager on behalf of Petrodrill at all times:

                  (a) All Risks Hull and Machinery Insurance (including underwater and in-hole equipment) against marine and war risks, to the full market value of the Vessel; and

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                  (b)   Full Protection and Indemnity Insurance, or equivalent,
                        in respect of liabilities of Petrodrill and/or the Manager to third parties including but not limited to pollution or contamination, removal of wreck and recovery of equipment lost overboard.

   4.4.2 Insurances in respect of the personnel (such as workmens' compensation and employers liability) whether employed on board the Vessel or not will be the responsibility of the employers of such personnel.

   4.4.3 The Manager, on behalf of Petrodrill, shall use its best endeavours to arrange additional or alternative insurance coverage to those specified in Clause 4.4.1 as may from time to time be required for the fulfilment of any contract of employment entered into for the employment of the Vessel.

            The arrangement and maintenance of such additional or alternative insurance coverage shall not prejudice the arrangement and maintenance of any insurance referred to in Clause 4.4.1.

   4.4.4 It is agreed that all deductibles paid under such insurances shall be considered as Operating Costs.

   4.4.5 It is further agreed and the Manager shall arrange that the insurances effected on behalf of Petrodrill shall be endorsed with a statement that the Manager is co-assured and that the underwriters waive their rights of subrogation and/or recourse, whether express or implied, against the Manager and/or its subcontractors and its affiliated companies and against any party designated in writing by the Manager with whom the Manager has entered into a hold harmless agreement or otherwise in respect to the Vessel and operations involving the Vessel. This Agreement shall be copied by Manager to the relevant underwriters and their written approval that the indemnities herein contained are acceptable as being normal in the oil industry shall be obtained by the Manager.

   4.4.6 Manager shall provide Petrodrill with copies of the relevant policy(ies) of insurance and with evidence of the payment of the relevant insurance premiums.

   4.4.7    (a)   In the event of an accident or incident which will or may
                  give rise to a claim the Manager shall immediately notify
                  Petrodrill and the relevant insurance underwriters.

            (b) The Manager, on behalf of Petrodrill, shall liaise with Petrodrill s insurers, underwriters, agents, surveyors, loss adjusters and/or as may be required and prepare all documentation necessary in connection therewith.

            (c) The responsibility of making a claim shall be that of the Manager on behalf of Petrodrill.

            (d) The Manager shall not authorise repairs or settle any claims without first obtaining Petrodrill s consent.

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      Petrodrill and the Manager agree to cooperate to the fullest possible extent in order to speed up insurance claims processing.

      4.4.8 The Manager shall take out and maintain all statutory employer s liability insurance to cover the Manager s employees in compliance with applicable laws. To ensure that the actions of such personnel are insured at all times while working on or in relation to the Vessel, Petrodrill, if possible, shall be entered as co-assured in the Manager s insurances.

4.4.9 The premiums payable by Manager in respect of all insurance effected shall be for the account of Petrodrill.

4.5   ADMINISTRATION AND ACCOUNTS

      4.5.1 The Manager will prepare and submit to Petrodrill at least sixty days prior to the Vessel being delivered to the Manager a budget of operating income and expenditure for the period of twelve calendar months following that delivery. At least sixty days prior to each anniversary of the date of aforesaid delivery, the Manager shall prepare and submit to Petrodrill a budget of operating income and expenditure and any contemplated capital expenditure, for the following twelve months.

            Each budget shall contain sufficient detail of likely expenditure as will enable Petrodrill to check actual costs when they are incurred against estimates. All assumptions shall be clearly stated. The budgets shall be subject to Petrodrill s approval but when approved, Petrodrill shall promptly notify the Manager thereof. Petrodrill will provide details of costs in respect of personnel and any other services to be provided by Petrodrill.

            In addition to the aforesaid budgets the Manager will prepare and submit to Petrodrill budgets referred to in Clause 4.2.2.

      4.5.2 Quarterly reports and accounts shall be presented to Petrodrill as soon as reasonably possible after the end of each three month period following the delivery referred to in 4.5.1. but no later than 40 calendar days after the end of such period.

            The quarterly report shall contain the following:

            Brief marketing status and work prospects

            Major repairs/capital investments

            The accounts/financial reports shall contain the following in a format to be mutually acceptable to both parties, Petrodrill from time to time to provide the Manager with a copy of its preferred format:

            Quarterly actual and year to date results compared with the budget

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            Description/analysis of variances actual/budget

            Cash flow/fund requirements

            Estimates for the year

            In addition, the Manager shall provide Petrodrill with a copy of the monthly report from the Vessel containing a brief summary on safety, client relationship, invoices and revenue.

      4.5.3 Subject to the provisions of Clause 4.3.3. the Manager shall utilise funds credited to or standing in the Disbursement Account (defined in 4.5.4) to meet the following expenses and disbursements inter alia, hereinafter referred to as the Operating Costs:

            Cost of Manager provided personnel;

            Travel costs for Petrodrill and Manager provided personnel;

            Purchases of materials, supplies, equipment, parts and storage, transport and assembling thereof, and cost of subcontractors in connection with specific assignments;

            Expenses incurred for keeping the Vessel in line with certification and classification requirements (This will apply for Annual surveys only. Expenses for Special Periodic survey are not included in Operating Costs but will be shown in each relevant budget submitted under the provisions of this Agreement);

            Professional services for all analysis or technical assistance required to the extent that such services qualitatively cannot be performed by the Manager or the Manager s own employees;

            Direct Internal Quality and Safety audit costs when carried out on board the Vessel;

            Shore base expenses including payroll and payroll related expenses to shore base staff, storage, transportation, office and warehouse upkeep at shore base site including mobilization and demobilization of the same;

            Expenses for catering;

            Customs duties, corporate taxes, withholding taxes, and other taxes of whatsoever nature levied on Petrodrill of an Operating Company and arising solely from contracts entered into in respect of the Vessel and levied in jurisdictions where the Vessel is located from time to time and/or in connection with this Agreement;

            Budget approved brokerage, commission and agency fees to third parties, if any;

            All other reasonable expenses and costs of similar nature which are budgeted and such other reasonable costs and expenses that the Manager in its discretion

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            considers to be necessary to ensure the safety of the personnel on the Vessel or the Vessel itself as well as mitigation of non-performance under the Charter Agreements subject to a limitation of US$250,000; and

            Insurance costs including deductibles.

      4.5.4 The Manager shall be required, pursuant to its duties under this Agreement, to open and keep a separate bank account in the name of Petrodrill ( the Disbursement Account ) and books, records and accounts relating to the management of the operation and maintenance of the Vessel in accordance with internationally accepted applicable accounting principles and in the English language. All such books, records, accounts and other related documents mentioned above shall be available to Petrodrill or its appointees for inspection at all reasonable times. In addition to the reports referred to in Clause
            4.5.3. the Manager shall furnish to Petrodrill all information (financial or otherwise) reasonably required throughout the year by Petrodrill for its own accounts or audits and any assistance required to be given to its auditors.

4.6   BANK ACCOUNTS AND FLOW OF FUNDS

      Subject always to such other instructions as Petrodrill may give to the Manager pursuant to arrangement with the holder of the mortgage over the Vessel, or otherwise:

      4.6.1 Petrodrill undertakes to transfer a sum of US$1,000,000 (the minimum working capital ) into the Disbursement Account within 30 days prior to commencement of the services by Manager under this Agreement.

            The Manager undertakes to procure that income (and other revenue items) payable to Petrodrill in connection with the Vessel is credited without set-offs or deduction, other than those set-offs and deductions compulsorily imposed on amounts received by the Manager according to applicable laws in the country where the Vessel is employed, to the Disbursement Account.

      4.6.2 The Manager will provide Petrodrill not less than seven working days prior to the end of each month with a statement of its working capital requirements in respect of the Vessel and the Manager s obligations hereunder for the next month.

            If the funds received from the Vessel s operations are insufficient at any time to meet the Manager s costs, as listed under 4.5.4. and 5 or any other expenditure rightfully incurred, the Manager shall notify Petrodrill of its cash requirements by giving at least ten Working Days notice.

            Petrodrill is obliged, at all times, to ensure that the Manager s request for adequate working capital is met within the said notice period of 10 Working Days and to maintain that the minimum working capital balance is maintained in the Disbursement Account.

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      4.6.3 Any funds credited to the Disbursement Account in excess of necessary working capital to meet expenses listed under Clauses
            4.5.3. and 5. shall be promptly paid over to such account as Petrodrill may specify from to time unless. Petrodrill requests the Manager to temporarily administer such spare funds in consultation with Petrodrill.

      4.6.4 The Manager will provide Petrodrill on a monthly basis with copies of all Disbursement Account statements.

      4.6.5 Any interest earned/or payable in respect of the Disbursement Account shall be for the credit of the Disbursement Account.

      4.6.6 Under no circumstances shall the Manager, without the prior written approval of Petrodrill (which approval may be withheld at Petrodrill s sole discretion), be entitled to borrow funds or enter into any agreement to borrow funds in such a manner as to bind Petrodrill PROVIDED ALWAYS that a requirement for funds to meet a safety obligation shall supersede this provision.


5.          MANAGEMENT FEE

      5.1 With effect from start of pre-delivery sea trials of the Vessel, the Manager shall be paid a fee (the Fee ) of US$1,250 per day for the duration of this Agreement. The Fee shall be paid against invoice to Petrodrill such invoice to be rendered by the tenth day of the month following the month in which the Fee was earned.

      5.2 In the event of a sale of theVessel and termination of this Agreement with respect to the Vessel pursuant to Clause 7.6 and the purchaser not accepting an assignment of the rights and obligations of Petrodrill under this Agreement, the Fee shall be deemed earned by the Manager and shall be paid as compensation to the Manager in respect of the aggregate number of days of management fee lost with respect to the Vessel each day between date of sale and the final day of the firm term of the relevant Charter Agreement discounted at ten per cent (10%) per annum.

      5.3 In the case of a disputed invoice, Petrodrill will advise the Manager of the item under dispute specifying the complaint within fifteen (15) days of receipt of such invoice but will pay the undisputed part. The disputed item will be paid as may be mutually agreed.

      6.    INDEMNITIES

      6.1 Except to the extent that the Manager would be liable under Clause 6.2, Petrodrill hereby undertakes to keep the Manager indemnified and to hold the Manager harmless against all actions, proceedings, claims, demands or liabilities whatsoever which may be brought against or incurred by the Manager in relation to any act or thing done or caused to be done as aforesaid, and against all costs, damages and expenses which the Manager may suffer or incur in defending or settling the same.

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      6.2   Subject to Clause 6.4. below, Petrodrill indemnifies and holds harmless the Manager against all liability whatsoever, whether in law, tort or in contract or otherwise, and Petrodrill shall be solely liable for any damage, loss or claim of whatsoever nature and howsoever arising, whether relating to the Vessel, its hirers and users (including, without prejudice to the generality of the foregoing, for damage to or loss of property, including the Vessel, and all direct and consequential loss) unless the same is proved to have resulted solely from the gross negligence or wilful default of the Manager, its employees, agents or subcontractors in which case the Manager s liability during any one year of the term of this Agreement shall not exceed the aggregate of the Fee received by the Manager in the preceding twelve months with respect to the Vessel.

      6.3 The Manager shall be under no liability whatsoever in respect of any consequential loss (including without prejudice to the generality of the foregoing liability due to detention of or delay of theVessel or otherwise) arising out of or in connection with the management and/or operation of the Vessel.

6.4         LIABILITIES BETWEEN THE PARTIES

6.4.1 The Manager shall hold harmless and indemnify Petrodrill from and against all claims, costs expenses or liabilities arising from or connected with the performance of this Agreement in respect of:

            (i) death of or personal injury to any of the personnel of the Manager s Group;

            (ii) loss of or damage to the property of the Manager s Group;

            (iii) any consequential or economic loss or damage suffered by the
                  Manager s Group;

            howsoever arising and irrespective of negligence or other breach of legal duty by Petrodrill s Group.

6.4.2 Petrodrill shall hold harmless and indemnify the Manager from and against all claims, costs, expenses or liabilities arising from or connected with the performance of this Agreement in respect of:

             (i) death of or personal injury to any of personnel of Petrodrill s Group;

             (ii)  loss of or damage to the property of Petrodrill s Group; and

             (iii) any consequential or economic loss or damage suffered by
                   Petrodrill s Group;

             howsoever arising and irrespective of negligence or other breach of legal duty bY the Manager s Group.

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6.4.3        For the purposes of this Clause 6.4, Liabilities Between the
             Parties, Petrodrill s Group means Petrodrill, its associated companies, its other sub-contractors and suppliers, Petrobras, and the officers, employees and agents of any of them.

6.4.4 For the purposes of this Clause 6.4, Liabilities Between the parties, the Manager s Group means the Manager, its associated companies, its sub-contractors and suppliers and the officers, employees and agents of any of them.

6.4.5 For the express purposes of Clause 6.4, Liabilities Between the Parties, of this Agreement only, Petrodrill contracts on its own behalf and expressly as agent on behalf of and as trustee for the benefit of all persons who are or may be from time to time within Petrodrill s Group and all such persons shall to this extent be deemed to be parties to this Agreement.

6.4.6 For the express purposes of Clause 6.4, Liabilities Between the Parties, of this Agreement only, the Manager contracts on its own behalf and expressly as agent on behalf of and as trustee for the benefit of all persons who are or may be from time to time within the Manager s Group and all such persons shall to this extent be deemed to be parties to this Agreement.

6.5          INDEMNITY FOR OPERATIONS

             Save as is provided in Article 5.4 above, Petrodrill shall indemnify and hold harmless the Manager from and against all actions, proceedings, claims, demands or liabilities whatsoever that may be brought by any other person against, or incurred by the Manager in relation to or in connection with its performance of this Agreement with respect to each Rig unless same has arisen from the gross negligence or wilful misconduct of the Manager, in which event the liability of the Manager shall be limited to the aggregate of the management fee received by the Manager in the preceding 12 months with respect to each Rig.

7.           TERMINATION

7.1          Petrodrill may terminate this Agreement at any time if:

             7.1.1 Petrodrill is dissatisfied, with sound reasons, with the performance of Manager on account of incompetence of the Manager or unsatisfactory performance of its duties and obligations hereunder as a result of causes reasonably within the Manager s control, and the Manager, after having been given, by Petrodrill, written notice in which Petrodrill shall have specified in detail the grounds for its dissatisfaction, shall fail to take effective steps to remedy the matters complained of within thirty days after the giving of the said written notice. Petrodrill shall, if its right to terminate shall arise as aforesaid, have the right to terminate this Agreement effective ninety (90) days after a date specified by Petrodrill without any further compensation to the Manager other than any money due and owing at date this Agreement is to terminate.

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             7.1.2 The Manager shall go into liquidation (otherwise than voluntarily for the purpose of reorganization or reconstruction), make an assignment for the benefit of creditors, make an arrangement, composition or compromise with its creditors or have a receiver or administrator appointed in respect of the whole or any part of its assets or shall otherwise be unable to pay its debts as and when they become due.

             7.1.3 The Manager ceases or threatens to cease to carry on its business.

7.2 This Agreement shall be terminated with respect to the Vessel in the event of the actual or constructive or compromised or arranged total loss or requisition for title of the Vessel on the date four months after such total loss occurs or is agreed with insurance underwriters (as the case may be, or such other date as may be agreed).

7.3          (a)  In the event of the termination of this Agreement
                  pursuant to Clause 6.1 or 6.2 of this Agreement, Petrodrill shall pay to the Manager all such amounts to which the Manager may be entitled pursuant to the provisions of Clause 5.1 as and when such amounts fall due for payment;

             (b) In addition, Petrodrill shall pay such amounts (if any) as the Manager (notwithstanding the Manager s best efforts to minimize the effects to any such termination) may become legally liable to pay under any contract of employment or by reason of any regulation or legislation for employee protection to personnel who may have been employed by the Manager or its group companies on the Vessel to perform any part of the services to be provided under this Agreement and who shall become redundant as a result of such termination. Petrodrill s exposure under this Clause 7.4 is limited to a maximum of three months salary per employee in the employ of the Manager at the time of receipt of notice of termination. Petrodrill is only responsible for any redundancy payments or equivalent for the period of time the Manager s personnel have been employed on the Vessel from the date of this Agreement and provided timely notice is issued to all affected personnel, Manager shall make its best efforts to assist and support Petrodrill or Petrodrill s nominee in procuring the services of such employees or sub-contractors as Petrodrill may wish to employ.

7.4 If the Vessel is sold, Petrodrill shall be entitled to terminate this Agreement with respect to the Vessel by giving notice to the Manager, such notice to expire on such date as Petrodrill may specify.

7.5 If Petrodrill fails to pay the remuneration payable to the Manager within thirty days of the due date, the Manager may at any time thereafter terminate this Agreement by thirty calendar days prior written notice to Petrodrill.

             In the event that Petrodrill fails to make payment on due date to the Manager of any moneys owing to the Manager under this Agreement, Petrodrill agrees that the amount unpaid for the time being shall bear interest at a rate of two percentage point units above the three months LIBOR rate as quoted in the Financial Times on the due date.
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
7.6 Termination of this Agreement under any circumstances shall be without prejudice to any outstanding claims hereunder which either Petrodrill or the Manager may have against the other.

7.7 Upon any termination of this Agreement with respect to the Vessel, the Manager shall use its best endeavours to assist in a smooth transfer of the Vessel to any new manager and/or Petrodrill.

8.           ASSIGNMENT AND SUBCONTRACTING

8.1 The rights and obligations of a party hereunder may not be assigned without the prior written consent of the other party (such consent not to be unreasonably withheld).

8.2 Either party may however assign such rights to any subsidiary, affiliate or other group company designated by it PROVIDED THAT such Party effecting the assignment shall remain responsible for the proper performance of this Agreement.

8.3 The Manager may, wherever necessary, engage subcontractors on an arms length basis for the performance of specific assignments, without thereby in any way being relieved of its responsibility for the performance, administration and direction of these services. The indemnity as contained in 6 above shall, as between Petrodrill and the Manager, apply in respect of actions or omissions of aforesaid sub-contractors and may be passed on to the sub-contractor in the discretion of the Manager.

9.           FORCE MAJEURE

9.1 Each Party to this Agreement shall be relieved from complying with any term of this Agreement to the extent that, and only so long as, such compliance is prevented or delayed by force majeure, which is defined as civil or labour disturbances, riots, strikes (other than a strike limited to the employees of either Party), wars (declared or undeclared), military actions, insurrections, rebellion, acts of any governmental or military agency under actual or assumed authority, action of elements, floods, storm or other acts of God or any cause beyond the control of either Party, whether or not similar to the matters herein specifically enumerated and provided that the event shall not have been caused by the action or negligence of either of the Parties, and that the Party and/or the Parties affected shall do its, or their, utmost to remedy the above circumstances.

9.2 Any Party claiming force majeure shall promptly notify the other Party, with the evidence of the occurrence of such event.

9.3 If either Party hereto is prevented from or delayed in performing all or any of its obligations thereunder as a direct result of force majeure, such non

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
             performance shall not be considered as a breach of this Agreement and that Party shall be relieved from such obligation which shall suspend payment by the other Party for the duration of such force majeure.

9.4 Notwithstanding the foregoing to the extent that the event claimed as force majeure impacts upon or would impact upon the performance of any Charter Agreement, such event must be recognised as a force majeure event in terms of such Charter Agreement before it can qualify as a force majeure event hereunder.

10.          LAW AND ARBITRATION

10.1 This Agreement shall be governed by and construed in all respects in accordance with the laws of England.

10.2 Any dispute or difference arising in connection with this Agreement shall if possible be settled by mutual amicable agreement.

10.3 If any dispute should arise in connection with the interpretation and fulfilment of this Agreement the same shall be decided by arbitration in the city of London and shall be referred to a single arbitrator (an Arbitrator ) to be appointed by the Parties hereto. If the Parties cannot agree upon the appointment of the single Arbitrator the dispute shall be settled by three Arbitrators, each Party appointing one Arbitrator, the third being appointed by the Chairman for the time being of the London Maritime Arbitrators Association.

10.4 If either of the appointed Arbitrators refuses or is incapable of acting, the Party who appointed him shall appoint a new Arbitrator in his place.

10.5 If one of the Parties fails to appoint an Arbitrator, either originally or by way of substitution, for two weeks after the other Party having appointed his Arbitrator has sent the Party making default notice by mail or facsimile to make the appointment, the Party appointing the third Arbitrator shall, after application from the Party having appointed his Arbitrator, also appoint an Arbitrator on behalf of the Party making default.

10.6 The award rendered by the Arbitration Court shall be final and binding upon the Parties and may if necessary be enforced by the Court or other competent authority in the same manner as a judgment in the Court of Justice.

10.7 Performance under this Agreement shall, if reasonably possible, continue during the Arbitration proceedings.

11.          NOTICES

11.1 All communications and notices in relation to this Agreement and obligations to be performed hereunder shall be in writing and delivered by fax or by hand and if given to Petrodrill addressed to:

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
             PETRODRILL SEVEN LIMITED
             C/O ARIAS, FABREGA & FABREGA
             OMAR HODGE BUILDING
             WICKHAM S CAY
             ROAD TOWN, TORTOLA
             BRITISH VIRGIN ISLANDS
             Fax: 1 809 494 4980


             with a copy to:

             PRIDE INTERNATIONAL, INC.                MARITIMA
             ATTENTION: PRESIDENT                     ATTN: GERMAN EFROMOVICH
             5847 SAN FELIPE, SUITE 3300              AVENIDA ALMTE BARROSO
             HOUSTON, TEXAS 77057                       52 GR 3400
             U.S.A.                                   CENTRO RJ, BRAZIL
             Fax: 1 713 914 9796                        Fax: 55 21 544 4044

             and if given to the Manager addressed to:

             FORMARITIMA LTD.
             c/o Arias, Fabrega & Fabrega
             Omar Hodge Building
             Wickham s Cay
             Road Town, Tortola
             British Virgin Islands
             Fax: 1 809 494 4980

11.2 Either party may give reasonable notice to the other parties of any change of address at any time.

11.3 A notice by fax shall be deemed to have been received at the time of dispatch provided that if the day of dispatch is not a Working Day in the country of the addressee or if the time of dispatch is after close of business in the country of the addressee, it shall be deemed to have been received at the opening of business on the next such Working Day.


12.          ENTIRE AGREEMENT
             This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior negotiations, representations or agreements relating directly to the subject matter of this Agreement whether written or oral. No changes, alterations or modifications to this Agreement shall be affected unless in writing and signed by the Parties hereto.

IN WITNESS whereof the parties have executed this Agreement the day and year first above written.

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
SIGNED by                           )/s/ GERMAN EFROMOVICH
for and on behalf of                )German Efromovich
PETRODRILL SEVEN LIMITED            )/s/ MARCELO VIOLLAND
in the presence of:                 )Marcelo Violland




SIGNED by                           )/s/ JOHN O'LEARY
for and on behalf of                )
FORMARITIMA LTD.                    )/s/ FRIDA A. MARTINEZ
in the presence of:                 )

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